Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-240157

April 20, 2021

FedEx Corporation

Final Term Sheet

€600,000,000 0.450% Notes due 2029
€650,000,000 0.950% Notes due 2033

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated April 19, 2021 relating to such offering (the “Preliminary Prospectus Supplement”) and the accompanying base prospectus dated July 29, 2020 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-240157.

0.450% Notes due 2029 (the “2029 Notes”)

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	€600,000,000 0.450% Notes due 2029

Principal Amount:	€600,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	April 20, 2021

Settlement Date (T+10):	May 4, 2021

Maturity Date:	May 4, 2029

Interest Payment Dates:	Annually on each May 4, commencing May 4, 2022

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Optional Redemption Provisions:

Make-whole Call:	Prior to February 4, 2029, make-whole call at DBR+15 basis points

Par Call:	On or after February 4, 2029

Redemption for Tax Reasons:

If certain events occur involving changes in United States taxation, we may redeem the 2029 Notes in whole at 100% of principal amount of the 2029 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Redemption for Reason of Minimal Outstanding Amount:

If we have purchased 2029 Notes equal to or greater than 80% of the aggregate principal amount of 2029 Notes initially issued, we may redeem, in whole, but not in part, the remaining 2029 Notes at 100% of principal amount of the 2029 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Benchmark Security:	DBR 0 ¼% due February 15, 2029

Benchmark Security Price / Yield:	105.25 / -0.409%

Spread to Benchmark Security:	+90.7 basis points

Mid-Swap Yield:	-0.052%

Spread to Mid-Swap Yield:	+55 basis points

Reoffer Yield:	0.498%

Coupon:	0.450% per annum

Price to Public:	99.624% of Principal Amount

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	31428X CB0

ISIN:	XS2337252931

Listing:	FedEx Corporation intends to apply to list the 2029 Notes on the New York Stock Exchange.

Form:	Clearstream/Euroclear, Book-Entry

Law:	State of New York

Joint Book-Running Managers:	ING Bank N.V.
Mizuho International plc
BNP Paribas
Wells Fargo Securities International Limited

Co-Managers:	Citigroup Global Markets Limited
Deutsche Bank AG, London Branch
Goldman Sachs & Co. LLC
HSBC Bank plc
J.P. Morgan Securities plc
Merrill Lynch International
Morgan Stanley & Co. International plc
Scotiabank Europe plc
Truist Securities, Inc.
CastleOak Securities, L.P.
Siebert Williams Shank & Co., LLC

Use of Proceeds:

We intend to use an amount equal to the net proceeds from the offering of the 2029 Notes to fund or refinance a portfolio of Eligible Projects as described under “Use of Proceeds” in the prospectus supplement. Pending the allocation of an amount equal to the net proceeds from the offering of the 2029 Notes to Eligible Projects, we intend to temporarily use such net proceeds to fund the redemption of our 3.400% notes due 2022, 0.700% notes due 2022, 2.625% notes due 2022, 1.000% notes due 2023, 2.700% notes due 2023, 4.000% notes due 2024, 3.200% notes due 2025, 3.800% notes due 2025 and 3.300% notes due 2027.

We have launched an offering, by means of a separate prospectus supplement, of $1.75 billion aggregate principal amount of one or more series of U.S. dollar-denominated notes. Neither this offering nor any such offering of the U.S. dollar-denominated notes will be subject to completion of the other offering.

0.950% Notes due 2033 (the “2033 Notes”)

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	€650,000,000 0.950% Notes due 2033

Principal Amount:	€650,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	April 20, 2021

Settlement Date (T+10):	May 4, 2021

Maturity Date:	May 4, 2033

Interest Payment Dates:	Annually on each May 4, commencing May 4, 2022

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Optional Redemption Provisions:

Make-whole Call:	Prior to February 4, 2033, make-whole call at DBR+20 basis points

Par Call:	On or after February 4, 2033

Redemption for Tax Reasons:

If certain events occur involving changes in United States taxation, we may redeem the 2033 Notes in whole at 100% of principal amount of the 2033 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Redemption for Reason of Minimal Outstanding Amount:

If we have purchased 2033 Notes equal to or greater than 80% of the aggregate principal amount of 2033 Notes initially issued, we may redeem, in whole, but not in part, the remaining 2033 Notes at 100% of principal amount of the 2033 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Benchmark Security:	DBR 0% due February 15, 2031

Benchmark Security Price / Yield:	102.42 / -0.243%

Spread to Benchmark Security:	+123.1 basis points

Mid-Swap Yield:	0.218%

Spread to Mid-Swap Yield:	+77 basis points

Reoffer Yield:	0.988%

Coupon:	0.950% per annum

Price to Public:	99.572% of Principal Amount

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	31428X CC8

ISIN:	XS2337253319

Listing:	FedEx Corporation intends to apply to list the 2031 Notes on the New York Stock Exchange.

Form:	Clearstream/Euroclear, Book-Entry

Law:	State of New York

Joint Book-Running Managers:	ING Bank N.V.
Mizuho International plc
BNP Paribas
Wells Fargo Securities International Limited

Co-Managers:	Citigroup Global Markets Limited
Deutsche Bank AG, London Branch
Goldman Sachs & Co. LLC
HSBC Bank plc
J.P. Morgan Securities plc
Merrill Lynch International
Morgan Stanley & Co. International plc
Scotiabank Europe plc
Truist Securities, Inc.
CastleOak Securities, L.P.
Siebert Williams Shank & Co., LLC

Use of Proceeds

We intend to use the net proceeds from the offering of the 2033 Notes, together with the net proceeds from the offering of one or more series of U.S. dollar-denominated notes, and existing cash and cash equivalents, for the redemption in full of the $500 million aggregate principal amount outstanding of our 3.400% notes due 2022, the €640 million aggregate principal amount outstanding of our 0.700% notes due 2022, the $500 million aggregate principal amount outstanding of our 2.625% notes due 2022, the €750 million aggregate principal amount outstanding of our 1.000% notes due 2023, the $250 million aggregate principal amount outstanding of our 2.700% notes due 2023, the $750 million aggregate principal amount outstanding of our 4.000% notes due 2024, the $700 million aggregate principal amount outstanding of our 3.200% notes due 2025, the $1.0 billion aggregate principal amount outstanding of our 3.800% notes due 2025 and the $450 million aggregate principal amount outstanding of our 3.300% notes due 2027, in each case including accrued and unpaid interest and any make-whole premium thereon.

We have launched an offering, by means of a separate prospectus supplement, of $1.75 billion aggregate principal amount of one or more series of U.S. dollar-denominated notes. Neither this offering nor any such offering of the U.S. dollar-denominated notes will be subject to completion of the other offering.

*  Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

MiFID II professionals/ECPs-only/No PRIIPs KID:  Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).  No PRIIPs key information document (KID) has been prepared as the 2029 Notes and the 2033 Notes are not available to retail investors in the EEA.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated April 19, 2021 and the accompanying Base Prospectus dated July 29, 2020 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the aforementioned Preliminary Prospectus Supplement and Base Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you these documents if you request it by contacting (i) ING Bank N.V. at +31 20 563 8869 or (ii) Mizuho International plc at +44 20 7090 6698.

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